Exhibit 10.11
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) to the EMPLOYMENT AGREEMENT (the “Agreement”), is made as of October 21, 2004 by and between Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.), a Delaware corporation (the “Company”), and Mark J. Ahn (“Executive”).

WHEREAS, the parties hereto entered into that certain Employment Agreement dated November 1, 2003 (the “Agreement”); and

WHEREAS, the parties desire to amend Section 5(f)(ii) of the Agreement in order to clarify the agreement of the parties with respect to the terms of certain additional Stock Options to be granted to Executive.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. As of the date hereof, subparagraph (f)(ii) of Section 5 shall be amended and restated in its entirety as follows:

“(ii) Anti-dilution Protection. Until such time as the Company has raised gross proceeds equal to $10,000,000 through the sale of its equity securities, the Company shall issue to the Executive a number of additional Stock Options sufficient to maintain Executive’s ownership percentage at eight percent (8%). Thereafter, and until the Company has raised gross proceeds equal to $50,000,000 through the sale of equity securities, the Company shall issue to the Executive a number of additional Stock Options sufficient to maintain Executive’s ownership percentage at or greater than five percent (5%). Once the Company has raised $50,000,000 through the sale of its equity securities, Executive shall be diluted pro rata along with all other holders of securities of the Company. With respect to any additional Stock Options granted pursuant to this subparagraph (ii), such options shall (A) vest in three equal annual installments commencing on the date the Company’s obligation to issue such additional Stock Options is triggered, and (B) have an exercise price equal to the greater of (x) the exercise price applicable to the Stock Options granted to Executive in accordance with subparagraph (i), as adjusted for stock splits, combinations, recapitalizations, mergers and the like, and (y) twenty percent (20%) of the closing sale price of the Company’s common stock on the day the Company’s obligation to issue such additional Stock Options is triggered. The Company’s obligation to issue such additional Stock Options shall be deemed triggered on the last day of any fiscal quarter in which the Company issued additional shares of its common stock that resulted in Executive’s ownership percentage decreasing below 8 or 5 percent (as applicable); provided, however, that if the Company completes a financing transaction involving the sale of the Company’s equity securities, then the obligation shall be deemed triggered as of the date of closing of such financing.”

2. The parties hereby acknowledge and agree that Executive is entitled to and has been granted the additional Stock Options described on Schedule A attached hereto and that such options fully satisfy the Company’s obligation under Section 5(f)(ii) as of the date of this Amendment. The parties further acknowledge and agree that, as of the date of this Amendment, the Company has raised $12,721,134.25 through the sale of its equity securities.

3. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

4. Except as amended or modified by this Amendment, the parties hereby confirm all other terms and provisions of the Agreement.

5. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:	EXECUTIVE:

Hana Biosciences, Inc.

By: /s/ Fred Vitale
Its: Vice President	/s/ Mark J. Ahn
Mark J. Ahn